Astris Energi Inc.

 (the “Corporation”)

Supplemental Mailing List

RETURN CARD

NI 54-102 provides shareholders with the opportunity to elect annually to have their names added to the Corporation’s supplemental mailing list in order to receive quarterly financial statements of the Corporation.

The Canadian Securities Administration recognizes that developments in information technology allow companies to disseminate documents to security holders and investors in a more timely and cost efficient manner than by traditional paper methods.  In cases where the method of delivery is not mandated by legislation, documents may be delivered by electronic means if the recipient provides consent to receive the documents by that method.

If you wish to receive quarterly financial statements of the Corporation, and/or you wish to receive corporate information via electronic mail, please complete and return this form to:

Astris Energi Inc.

c/o Alberta Compliance Services Inc.

602 - 304 - 8 Avenue SW

Calgary, Alberta, T2P 1C2

I would like to receive quarterly financial statements by regular mail

I consent to receive quarterly financial statements via electronic mail.

Name of Shareholder (Please Print)

Address

City

Province

Postal Code

E-mail Address

The undersigned hereby certifies to be a shareholder of Astris Energi Inc.

Signature of Shareholder

Dated ____________________, 2003